Exhibit 5.1

ATTORNEYS AT LAW 100 NORTH TAMPA STREET, SUITE 2700 TAMPA, FL 33602-5810 P.O. BOX 3391 TAMPA, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX WWW.FOLEY.COM

April 28, 2022

ThermoGenesis Holdings, Inc. 2711 Citrus Road Rancho Cordova, California 95742

Ladies and Gentlemen:

We have acted as securities counsel for ThermoGenesis Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-264242) (the "Registration Statement") originally filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on April 12, 2022 and amended on the date hereof, relating to the proposed public offering of up to 13,223,140 units (the “Units”) (each consisting of a share of common stock of the Company and a warrant to purchase up to one share of common stock), including up to 13,223,140 shares of common stock of the Company, par value $0.001 per share (the “Shares”) and warrants to purchase up to 13, 223,140 Shares (the “Warrants”) and the Shares issuable from time to time upon exercise of the Warrants (the “Warrant Shares”); and up to 13,223,140 pre-funded units (the “Pre-Funded Units”), each consisting of a pre-funded warrant to purchase one Share (each, a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”) and one Warrant to purchase up to one Share, and the Shares issuable from time to time upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”; and together with the Units, Shares, Warrants, Warrant Shares, Pre-Funded Units and Pre-Funded Warrants, are collectively referred to herein as the “Securities”). The Securities will be sold pursuant to a Securities Purchase Agreement (the “Agreement”) between the Company and certain accredited investors or qualified institutional buyers identified on the signature pages thereto (collectively, the “Investors”). As noted in the Registration Statement, for each Pre-Funded Unit sold, the number of Units sold will be decreased on a one-for-one basis. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel to the Company in connection with the proposed potential issuance and sale of the Securities, we have examined: (i) the Company’s certificate of incorporation and bylaws, both as currently in effect; (ii) certain resolutions of the Board of Directors relating to the sale of the Securities (the “Resolutions”); (iii) the form of Agreement; (iv) the Registration Statement and (v) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C.

ThermoGenesis Holdings, Inc.

April 28, 2022

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and each of the Investors of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities pursuant to the terms of the Agreement, and (iv) receipt by the Company of the consideration for the Securities specified in the Resolutions:

(a) the Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable;

(b) The Units, Pre-Funded Units, Warrants and Pre-Funded Warrants will be duly authorized for issuance and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants are considered in a proceeding in equity or at law); and

(c) The Warrant Shares and Pre-Funded Warrant Shares will be duly authorized and, when issued and paid for in accordance with the provisions of the Warrants and Pre-Funded Warrants, as applicable, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer, sale, and issuance of the Securities while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner LLP Foley & Lardner LLP